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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
Horizon PCS, Inc.:


We consent to the use of our report dated March 17, 2005, with respect to the consolidated balance sheets of Horizon PCS, Inc. as of December 31, 2004 (Successor Company) and 2003 (Predecessor Company), and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity (deficit) and cash flows for the period from October 1, 2004 through December 31, 2004 (Successor Company), the period from January 1, 2004 through September 30, 2004 (Predecessor Company), and the years ended December 31, 2003 and 2002 (Predecessor Company), included herein and to the reference to our firm under the heading Experts in the prospectus.

/s/ KPMG LLP

Columbus, Ohio
March 17, 2005